Exhibit 99.1

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

May 11, 2007

10:00 a.m. CT

Operator:	Good day and welcome everyone to today’s Wheeling-Pittsburgh First Quarter Earnings Conference Call. Today’s call is being recorded.

And for opening remarks and introductions, I would like to turn the call over to Mr. Dennis Halpin, Director of Investor Relations. Please go ahead, sir.

Dennis Halpin:	Thank you, (Millicent) and good morning everyone. Welcome to Wheeling-Pittsburgh’s conference call and Webcast covering the first quarter 2007 results. With me today with Wheeling-Pittsburgh with prepared remarks are Jim Bouchard, Chairman and Chief Executive Officer, Craig Bouchard, Vice Chairman and President, Paul Mooney, Executive Vice President and Chief Financial Officer, (Tom Modrowski), Chief Operating Officer.

Certain comments made on this morning’s call may constitute forward-looking statements within the meeting of section A of the Securities Act, and section 21E of the Securities Act. Listeners are cautioned that such forward-looking statements are only predictions, and may differ materially from actual future events or results.

Please refer to item 1A entitled Risk Factors, and our most recently-filed form 10-K, as well as other reports and filings with the SEC, including our first quarter 2007 form 10-Q filed yesterday which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

In addition, any forward-looking statements contained in this conference call represent Wheeling-Pitts views as of today only, and the company does not assume any obligation to update them.

Lastly, please note that this conference call is open to the public, and is being broadcast live both on our Web site at www.wpsc.com, as www.investor.calendar.com, one word. It does contain time-sensitive information, and is being recorded for replay through [May 17], by dialing 888-203-1112, or 719-457-0820 and using the pass code 8659746.

As I turn the call over to Jim this morning, I do so in a remote manner. For those who may not yet know, Jim and Craig’s brother (Scott) passed away unexpectedly just this past Wednesday. And so they are joining us today remotely from Memphis.

While I’m confident that the link will work well enough to make it seem as they are next to us, at their only profit or preface they’re joining us this morning by extending our deepest sympathies for the very recent loss of their brother.

So Jim and Craig, glad you could be with us this morning on this call, given the circumstances. With that, Jim, over to you.

Jim Bouchard:	Thank you, Dennis, and for all the executive team. We got a lot of emails from inside the company and outside in the financial community about my brother, (Scott).

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

He actually passed away yesterday morning, and Greg and I just want to thank everybody for the outpouring and your nice comments, and your emails, and text messages and everything. I mean, it means a lot to us in a difficult time.

I’d like to wish everybody a good morning. And on behalf of Wheeling-Pittsburgh Corporation and the executive management team who’s on the line with us today, I want to thank you for joining us this morning to view the company’s poor performance in the first quarter of 2007, and share outlook for a much-improved and profitable second quarter.

Craig will also provide you with an update on the progress of the proposed merger of Wheeling-Pitt and (Esmark) Incorporated, and our efforts to combine the two companies into a much more, much stronger, a financially sound and a profitable competitor in the domestic steel business.

However, before I get underway I want to introduce the management team members that are on the conference line today with us, who report on the financial and operational performance of the company for the first quarter, our current financing facilities and our debt profile and the critical steps and improvements we’ll be working on since we made our last update to you in March to stabilize and reenergize and reinvigorate Wheeling-Pittsburgh Steel.

As you know, due to the personal family matters, we are speaking to you from a remote location here in Memphis, Tennessee. Joining us from Steubenville, Ohio, at the plant are our Chief Financial Officer, Paul Mooney, Tom Modrowski, the President of Wheeling-Pittsburgh Steel and Chief Operating Officer, and John Goodwin, the CEO of Wheeling-Pittsburgh Steel.

Together with the entire Wheeling-Pitt workforce, we spent the last five months focusing our energies and our resources on five critical areas where the company needs to improve.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

First of all, the culture, instituting a new management team, instituting a more entrepreneurial culture in the company and getting the new management team working with the Wheeling-Pittsburgh Steel employees; two, safety; three, operations; four, commercial; and five, IT.

While the first quarter results are not what Craig and I wanted them to be, we did take a number of important steps to remedy the challenges that are facing the company. We’re all very disappointed by the first quarter results of the company, which by now you’ve had time to review for yourselves.

Paul Mooney will speak to these results during his comments. I’ll then ask Craig to provide some color on the current and long-term financial outlook and provide you with some direction of where we see the business heading into the second quarter operationally and commercially.

The first quarter I think it’s important to single out several important factors outside of our control that significantly impacted our ability to produce and ship hot roll and value added products to our customers during the quarter.

As you know, the company had extremely low production levels in January. Our caster ran at only about 118,000, 120,000 tons. And as you know, that’s only about 1.5 million annualized rate, so that can give you a brief snapshot of how poor the order book was when we came into the company on December 4th.

Again, it was only about 10,000 tons of orders, and we got the production up to about 120,000 tons just in a couple of weeks. But running the company on a 1.5 million annualized rate, you can see that the large percentage of, or a big number of the first quarter loss was attributed to the month of January.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

On top of that we inherited an 82,000 ton slab deal from the prior management that was purchased at $500 per ton, and as everybody knows, the hot roll market in the first quarter, especially in January and February, was operating at sub-$500, probably in the $460 to $480 range.

So by the time we ran those slabs through, reheat them and run them through our hot strip mill and had the associated yield loss traditionally with the hot roll band, every one of those 82,000 tons threw off an additional significant loss in the first quarter that was outside of our control because those slabs were pre-purchased before we got here at a very, very high price.

The soft steel prices, as you know, continued in February and March at the same time we were rebuilding our order book. We did have, we did rebuild the order book in the month of February up to north of 200,000 tons, and then obviously we had a great, which we’ve reported in the past – we had an excellent March and booked up and shipped over 290,000 tons.

So as you can see, we rebuilt the order book from 115 – you know, from 120 to 290, more than doubled. Steel prices were basically already established in the first quarter as we rebuilt that order book.

There was nothing we could do about that, so that put pressure on the revenue side of the equation, and Tom Modrowski will discuss in the month of March at the same time as we were building that order book up. We would have had obviously the operational efficiencies associated with that. Unfortunately just between the months of February to March on a blended basis our scrap cost went up over $70 per ton internally.

And in the marketplace as you know the scrap market was up over $100 per ton. So as we built that order book, we had a huge impact on the cost side of the equation from scrap and pig. That didn’t occur, (Tom) will address exactly. I’ve ask him to exactly address the dollar amount which is probably close to about $14 million in the month of March alone on pig and scrap that impacted our P&L, the bottom line on the cost side.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

In April we’re seeing our scrap pricing peak. And we’ll see it start to go back down as the scrap market is starting to soften. First of all I think all of you are saying, hey you have your other mini-mill competitors out there. But as most of you know, our mini-mill competitors carry anywhere from 40 to 60 days of scrap.

As you know when we inherited the company, Wheeling-Pitt was not running the EAF had not been running since November. Wheeling-Pitt was also basically almost cash in advance on all of their scrap shipments. So they were 100 percent entirely in the spot portion of the scrap business.

We then had to start rebuilding all of the scrap for February and March production which is going to average on the EAF as you all know about 100,000 tons in February and it was about 120,000 tons in March.

So all that scrap had to be put in place, that spot numbers and then obviously with the financial limitations until Wheeling-Pitt merges with Esmark we only have about five days worth of scrap on the ground and the rest of its in transition through rail and barge in the facility.

So as you can see we don’t have the luxury of our other mini-mill competitors at this point due to financial limitations to source our scrap and to average our scrap out over the first quarter. And let along in April. So again April will also be disappointing on the raw materials side, with scrap, Tom will also discuss our EAF and BOF issues going forward.

But again to get back, inside the quarter we from January to March we increased from a $1.5 million annualized rate in January to a $3.5 million annualized rate in March having shipped about 290,000 tons in March. So again the Company more than doubled in side the quarter and obviously you’ll see a large increase in the receivables toward the tail end of March.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

A large amount of in process inventory that was built up to help rebuild the Company and Craig will also discuss a large amount of stress put on working capital in the Company, because we grew the working capital number quite dramatically inside of the quarter to the tune of $150 to $170 million.

And we’re basically blocked and tackled with our government loan structure and banking facilities that were with the previous Wheeling-Pitt management, again Craig will discuss that. So I’m very proud of our guys having worked within the financial limitations that the Company has imposed upon us, having doubled the size of the Company. And we will address the, we will get some positive benefits as the scrap market continues to move down.

As I indicated in our last earnings call we also took a hard look at every function area and staffing levels across the Company to determine the right mix of salary and hourly workers to achieve our goals. As you know, and we mentioned in the last earnings call, we had a ten percent target for an employee, management employee reduction in our work force.

We offered a voluntary early retirement program to 118 salaried employees that offered managers from across the Company in different areas with structured cash payments and health benefits based on the years of service to the Company.

Through this program and with an involuntary downsizing we have realized a 16 percent reduction in our overall salaried workforce inside the first quarter and a 22 percent in our steel division alone.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

Because again at corrugated and some of the other Mountain State Carbon, we had very few people leave there. But inside of the steel company on management’s side, again it was north of 22 percent.

That brought our salaried workforce from approximately 600 down to 500 and we expect that annualized savings going forward of approximately $9 million per year from this initiative.

I also want a point of reference in the area of workforce training and safety programs. Together with our partners, United Steel Workers, we are focusing on making rapid and significant improvement in the company’s safety performance.

We are conducting workplace-wide reviews of our operating practices and taking immediate action to address the conditions that create safety issues and improve our safety issues inside the plant.

We’ve also taken advantage of $3 million in state of Ohio training grants to help train our Ohio employees across a number of skill and safety areas. We believe a more skilled workforce will be better equipped to make more intelligent business decisions.

With our entrepreneurial culture we’re creating and ensure a safer working environment and allow us to push responsibility and accountability downward and making all employees inside of the company along with the union, everybody will be accountable and improve our competitive position in the marketplace.

I also want to talk a little bit about a very difficult situation that came up in April. We sailed through March and had some very nice production numbers. The revenue side without Cyber Control and scrap and iron, or Cyber Control, and then coming into April, we had a BOF outage which is initially expected for a couple days. That lasted for over five days to a week.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

And then right after that, an unrelated event we then had an EAF. Our EAF basically came down. There was a water control panel that was positioned above the EAF and obviously as anybody’s been in EAF and especially the size of ours, tremendous vibration, those inside that building and over time a water controlled panel had broken away from its hinges.

And that water panel dropped into the EAF inducing water through liquid steel. So we had a very strong explosion and then we lost our EAF for an additional week. So we lost in the month of April about 80,000 tons of production related to the BOF and EAF, and both were totally unrelated.

It was just unlucky that both of them happened in the exact same timeframe and I’ll ask (Tom Modrowski) to discuss that a little bit more in detail later on. So again April will have scrap peaking and we had two outages at our steel making shop that were unfortunate.

When you combine all these mitigating factors, you begin to see why we had to delay some of our ambitious plans and why we instituted a number of short-term remedies to shore up the operation from imbalance (shield) the company.

That’s the hand we were dealt. We have been moving aggressively since December to relieve these stress points with a series of action designed to quickly get us back on track in a much more competitive position moving forward.

Putting all these mitigating factors and corrective steps we’ve taken into perspective we’re certainly not where we want or where we intended to be at this point. All of our management team has been very successful in their prior responsibilities.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

It’s very frustrating to myself and Craig and the whole management team to have some of these setbacks. But again the facility was woefully, investment dollars were not put into the facility. And as we got in there with this management team we’ve been addressing one by one every one of these areas that have come up to fix them.

And not only fix them on a short-term approach but to fix them on a long-term approach that is more similar with our backgrounds and the way capital is deployed at our previous companies. So the operation can sustain its self in a long term fashion.

That’s really a testament to the 3,000 hard working people that are inside of the company, they’re depending upon our leadership and are depending on us to turn Wheeling Pittsburgh Steel around and make it a long term viable company. They’ve given us everything in the support to help get the company back on track and have a solid footing.

I want to personally thank each and every one of them for their dedicated and tireless effort as we’ve transformed this company. We’ve had set backs and we worked through them as a team. The union has stepped forward and taken more accountability especially since the employee or the management reduction.

We’ve seen the union step forward to take more accountability and responsibility inside the operations and I thank all the division union presence for that backing. With that back drop and that background in mind, I would like to turn over the speaker phone to our Chief Financial Officer Paul Mooney, who will drill down on the financial performance of the company during the first quarter and provide some insights and guidance into our second quarter, Paul.

Paul Mooney:	Thank you Jim. As I have in the past, I will talk about sequential comparisons and try to give as good a sense as possible of our results and the trends in our business. While not unexpected, Wheeling Pittsburgh’s first quarter results were disappointing as Jim has already amply said.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

We recorded a net loss of $59.9 million or $3.92 per basic and diluted share versus a net loss for the fourth quarter of 2006 of $18.1 million or $1.20 per share. Our operating loss for the first quarter of 2007 was $52.9 million. A bit behind the earnings expectations provided in our conference call on March 16, 2007, and a $32.4 million decline from the fourth quarter.

Our first quarter shipments of 603,900 tons were up 40 percent from the 431,300 tons shipped in the fourth quarter 2006. First quarter revenues of $398 million compare to fourth quarter revenues of $357 million.

We should note that effective January 1, 2007, our coke plant joint venture, Mountain State Carbon was deconsolidated. Therefore, there were no coke sales included in the first quarter revenue. This compares to coke sales of $24.8 million dollars in the fourth quarter, for fourth quarter steel sales of $332 million.

While steel sales were up on the revenue related to an additional 172,000 tons of shipments, prices declined dramatically to result in the net increase of $65 million. The average price per ton of steel shipped in the first quarter was $659 versus $770 per ton in the fourth quarter, a $111 decrease.

Hot rolled selling prices decreased $84 per ton to $507 in the first quarter down from $591 in the fourth and along with an overall lower value added product mix, resulted in the $111 decrease in average selling price I mentioned previously.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

This selling price decreases accounted for the majority of the deterioration in operating results between quarters. Cost of sales for steel products in the first quarter was $689 per ton versus $750 in the fourth quarter, a decrease of $61 per ton.

So given the $111 decrease in steel selling prices per ton, steel gross margin has decreased a net $50 per ton quarter-to-quarter. In combination, this accounted for $27 million of the $32 million greater operating loss between the two quarters.

The per ton decrease in steel costs of sales, resulted from a lower cost mix of $60 per ton, as a result of a significant shift to hot roll products.

The additional $5 million decline in operating income relates primarily to the fourth quarter’s cost of sales having benefited from the inclusion of the $6.1 million insurance recovery on our business interruption insurance claim.

SG&A costs continue to run higher than historical levels, primarily due to M&A costs as well as a significant severance expense related to the salaried workforce reduction, which Jim mentioned previously.

Our overall costs of metallics increased $10 per ton in the first quarter as a result of increases in the average purchase cost of scrap and of pig iron purchased. Our metal margin, which we define as hot bin selling price minus the cost of purchased scrap, declined by 35 percent from $327 per ton in the fourth quarter to $213 per ton in the first quarter.

To sum up chronologically, negative production and shipping levels in January, which resulted from a low order book, as Jim has already described, significantly adversely impacted January results, while the decline in selling prices and especially the spike in scrap costs more than offset the benefit of higher production in March.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

Looking ahead, the second quarter has been adversely impacted by production disruptions in April, which Tom will discuss further. But we expect to be back on plan from a production standpoint as the quarter progresses, and we expect to maintain raw steel production levels throughout the remainder of the quarter.

The second quarter will also be impacted by a transition in the scrap supplier arrangements that Jim mentioned previously. This transition has required us to build significant inventories that were procured in the midst of the scrap market price increases.

These increases are expected to be worked off in the second quarter with the result that we expect scrap costs to peak in April and decrease as the quarter progresses. However, scrap costs overall will increase quarter to quarter.

As we look to the financial impact of these factors, we anticipate a poor April with financial results similar to those achieved in the first quarter. We expect significant improvement in May and June, resulting in a projected quarter to quarter improvement in EBITDA when the negative $43 million in the first quarter to positive EBITDA in the second quarter, barring other production issues or unforeseen events.

Volumes are expected to improve and selling prices are expected to rise during the quarter. However, as I mentioned scrap costs are expect to increase somewhat. Costs of sales, overall, is also expected to decrease due to improved fixed-cost absorption contributing to the gross margin improvement we are projecting.

SG&A costs are anticipated to be significantly lower in the second quarter primarily due to the reduction in the salaried workforce and reduced merger-related legal and consulting fees. I should also mention that we expect to incur additional financing costs in excess of $3 million in the second quarter in order to secure metal purchases to support our production shortfall.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

At March 31, 2007, we had $4.7 million in cash and $169.4 million outstanding under our revolving credit facility. At April 30th, this amount had decreased by $6.8 million to $162.6 million principally as a result of changes in working capital. At March 31st, availability under our revolving credit facility was $26.3 million and was approximately $34 million at the end of April. First quarter Steel Company CapEx totaled $6 million and second quarter Steel Company CapEx is expected to be $9 million.

First quarter Mountain State Carbon CapEx was $8 million which included the final expenditures to complete, excuse me, the $130 million rebuild of the number eight book battery. We successfully began producing coke with the final section of the rebuild ovens during the first quarter.

Now I’d like to turn call back over to Jim.

Jim Bouchard:	Thank you Paul. I would like Craig if he could to add some color on our short on long term financial outlook. And discuss the benefits of the merger related to Esmark, Craig.

Craig Bouchard:	Thank you, hi everybody. When I made comments in the, at last quarter’s call I basically talked about the four pronged strategy that we have in the Company financially. And those four points were to get the proposed merger completed. Improve the balance sheet of the Company, make the Company liquid and position it for growth.

As you might suspect its only three months later those are still our four operative strategies. They’re going to be that for a long time. And so I’m going to give you an update on where we are with respect to each of the four.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

First with respect to completing the merger, we have a plan for Wheeling-Pitt. It’s the same plan, it combines production with a large distribution network, backed by a strong balance sheet, global partners and a large customer base. Wheeling-Pitt has an old facility which needs capital to bring it up to the standards that Jim and I feel it should operate at and we’re proceeding forward with that plan.

With respect to the merger, the first major step in getting it completed is the filing of the S4. This was, has just been filed by Wheeling-Pitt with the SEC. It was a very complex process governed by teams of lawyers and accountants. It produced an enormous amount of requirements on behalf of our staff and the staff of the proposed merger partner Esmark to get it completed.

I’m happy to say that that’s done and we are now before the SEC in the normal course of proceeding towards a shareholder vote for the merger. It is our belief and hope that the merger shareholder vote will take place this summer and that the merger will be completed.

Wheeling-Pitt everybody should realize conducts its business today at arms length from Esmark. The same from Esmark side, both companies are going about their business as they have in the past. They are not being managed together.

I just want to make sure everyone understands that point because sometimes the simplest things get lost in all the numbers and strategies and articles in the newspapers et cetera. Today we have two independent companies.

And so we are not realizing yet the benefits of what the plan that Jim and I created not long ago and in the plan that we’re continuing on. The merger needs to be completed in order for us to achieve those benefits for the Company.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

In the interim of course, we’ve put an excellent new management team in, we’re working very closely with United Steel Workers. There are people working on strategies and we are laying the financial foundation. We believe more than ever that the Esmark merger which provides financial resources, a competitive slab agreement which is not yet in place.

A new collective bargaining agreement and a very profitable service center company is what is required to set the foundation for a company we can grow. Let me talk about just briefly about the balance sheet.

Our second objective is to significantly enhance the balance sheet of the company. That will not happen until the proposed merger occurs. The reasons are very simple. There’s a rights offering with the merger that will go out to the existing shareholders of Wheeling-Pitt. That’s a significant addition of capital to the company that will happen at that time.

The merger of Esmark’s balance sheet, which has no long-term debt and a very solid foundation being added to Wheeling-Pitt can’t happen until the proposed merger is completed, and we believe that to build a steel mill of the size of Wheeling-Pitt, these things have to happen.

So we continue to work towards the proposed merger, and we think that that will be a very positive addition to the foundation for the company. Let me spend a little bit more time on liquidity, because this is the biggest and most challenging piece financially for Wheeling-Pitt at this time. I talked a little bit about it at the last meeting.

Since then, as you’ve heard, some of these numbers earlier in the call already and you’ll hear a little bit more as we go forward, you know, we’ve got a company that’s now running at a 50 percent higher volume than we had when we took it over.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

This creates significant pressure on the working capital side, in Wheeling-Pitt’s case, because of some unusual reasons. We have a $225 million revolver trying to finance $400 million of working capital. As you could suspect, that creates a difficult situation.

Why is it $225 million? Well, to take you back to what we talked a little bit about last time, Wheeling-Pitt has a complex web of financing that starts with government guarantees, which guarantee the long-term debt of the company, and which extend through the credit web to the short-term revolving credit group, which needs to work with the long-term credit group for any amendments and waivers.

A long story short, the company can only borrow on its revolving credit lines because of those interlocking arrangements $225 million. For this reason, we have, since the start of the year, taken in $73 million of convertible notes. These are the – in essence – our way of adding liquidity to the company.

The proceeds, of course, of those convertible notes of which 50 million were at last quarter, and 23 million this quarter have been used to pre-pay long-term debt as a part of our agreement with the government on the guarantees, and additionally to fund working capital of the company.

This constraint is an awkward one. It’s a frustrating one for us to work with, but we’ve been very, very fortunate to have shareholders at Wheeling-Pitt step up, issue these convertible notes at a rate which I personally believe to be sub-market.

To give you an indication, it’s less, it’s more than two basis points below the prime rate that these convertible notes have been issued at, and of course they convert to equity at the merger price if and when the merger happens.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

So I want to take, and I know Jim feels the same. Just take one quick moment here to thank the shareholders of Wheeling-Pitt for stepping up and providing these unsecured convertible notes, which have allowed the company at this point to build a liquidity position of $71 million, $67 million, I’m sorry, $67 million of availability under the revolver, and we have $4 million of cash on top of that right now. That is a significant improvement of where we were just a time ago.

Now, let me go over to my final point, which is positioning our company for growth. Everybody’s got to keep in mind here that we have a plan. Jim and I are extremely confident of our plan. It’s a plan that has to, in the short run, fix a bunch of little things. We’ve got to get through difficult financing tangles that the company had when we inherited our management positions and we’ve got to get through these things pre the proposed merger which is a very important step for the company.

And we’ve to do all of that without losing sight of our long term plan which is to scale this company with a strong balance sheet for growth internal organic growth through a large customer base buying our products and through acquisition, which Jim and I have grown up and built our other activities significantly in the acquisition market place.

Our plan continues today as it was built, almost the very first minute we put it down on paper. There is no variation to the plan. We are marching forward with our plan. We are confident in it, and we will succeed.

And I want to thank the investors that have supported us each and every step of the way and we’re confident that we will provide a good return for our share holders.

With that, that is my update for today.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

James Bouchard:	Thank you, Craig. I think Craig put it perfectly, I think that frustration runs rampant through the company, especially on the working capital and we’re proud of everybody and the job they’ve done and the way they’ve been able to grow the company in lieu of some of the limitations we have on our company.

Craig Bouchard:	Jim, let me just add, just one more thing, just so everybody has got a feel for the very next step. Jim and I spent a lot of time talking about this, and we have instructed our lead banks to go out there and begin the refinancing of the existing short-term as well as long-term debt of Wheeling Pitt.

We’re going to accomplish this prior to the agreed dates next April, so that we can unlock this working capital that’s sitting there (un-financable) at this point. And our banks have—are making very quick progress towards that end. By the next conference call, we will have significant update on that topic.

James Bouchard:	So for example if we would have a $400 million working capital facility, which Craig is in process of putting in place and discussing with the banks, we would have the roughly 70 million in liquidity available today, plus another 175 million freed up.

So as you can see with the, you know, $250 million in liquidity, it’s a much different company with Wheeling Pitt. getting that freed up that the company traditionally operating with the, you know, $10 to $30 million in working capital.

At this point in time, I would like to turn it over to Tom Modrowski so Tom can discuss, I’ve asked him to go into detail and discuss some of the operational issues over the quarter and specifically March, and to give a summary of some of the things that occurred in April, Tom.

Tom Modrowski:	Thanks Jim and again our condolences to you and family.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

James Bouchard:	Thanks, Tom.

Tom Modrowski:	As was mentioned earlier, our first quarter EAF slab production was significantly below capacity. The EAF was not in operation during January and our tests are operated at an annualized rate of 1.4 million tons, for the reasons described earlier.

February was a transition month as we restarted the EAF and continued BOF operations. During March, however, we achieved caster production at an annual run rate of over 2.8 million tons our rated capacity effectively doubling our production inside of the quarter.

Total March shipments were at 290,000 tons exceeding our previous best month by some 30,000 tons. Unfortunately, March was negatively impacted by $14 million due to raw material purchases, primarily scrap and pig iron.

Those costs have continued into the second quarter. We were pleased to make significant progress on our safety performance. Our all injury frequency rate for the quarter was reduced by 50 percent over 2006 statistics, placing us inline with our peers.

I’d like to take a moment to elaborate on our two unplanned outages in our steelmaking operations during April. As Jim said, we experienced two unrelated events, one at our BOF and the other at our EAF.

Addressing the BOF first as background our A vessel, one of our two BOF vessels, was taken out of service in December due to a structural failure to the support system that attaches to the main furnace trunnion ring.

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Given our long-term strategy to be a 100 percent EAF operator, we decided at that time not to make the repairs necessary to put that vessel back into operation since one vessel is adequate to match with our iron making capability.

With that background information, on April 4, our B vessel had to be taken out of service for realigning as a result of a sudden and unexpected refractory loss during vessel desculling. We kept this vessel out of service for eight days, during which we performed incident-related repairs as well as resolving pre-existing conditions in the vessel line.

The unplanned outage was particularly unfortunate because the B vessel was scheduled for a necessary relining during our planned outage in July. One day after the restart of the BOF in a completely unrelated event we experienced a violent reaction at our EAF when a water-cooled, oxygen burner fell into the molten steel bath.

Upon investigation, it was determined that a poor design permitted the burner to fall into the furnace when certain support brackets failed. We have performed short-term corrective modifications to better secure the burner while a more permanent redesign is developed. Fortunately, no one was seriously injured in the incident.

The duration of the outage associated with this event was four days. We took the opportunity to change the furnace lining during the outage, which was scheduled four days away from the incident.

Despite these two separate and isolated events, we remain confident in our ability and strategy to improve the efficiency of all of our operations. Since recovering from the April events in our steelmaking shop, we are currently averaging just under 31 heats per day. Our blast furnace continues to produce in excess of 4,000 tons per day, which is above historic production level.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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Several production records have been broken at our hot strip mill as we approach world-class standards for a reheat furnace fuel rate, rejects, total delay and cobble rate. Additionally, modifications have been made at negligible expense, to our five-stand tandem mill at Yorkville, allowing the mill to process material up to 48.5 inches wide.

This action will both relieve the capacity constraints at Allenport and improve the product mix at the hot mill, resulting in lower processing costs. As discussed during last quarter’s earnings call, we have downsized and restructured the salaried workforce.

The result is a workforce required to function more as self-managed teams. Employee education at all levels is vital to this effort. To assist in that process, our USW partners were instrumental working with the Governor of Ohio’s Office and the Jefferson County Action Council in securing a $3.2 million training grant.

Job-related training has begun at all levels of the organization with a heavy emphasis in the area of safety. To date in excess of 150 employees, all members of the join union management team, have attended an extensive three-day training seminar covering all required safety training, including a presentation by an OSHA representative.

A condensed version of the three-day seminar has begun that all employees will attend. In addition to safety training, classes are being planned in the areas of process control, quality control, mechanical and electrical maintenance and operations efficiency. In summary we are absolutely convinced our plan is sound and our workforce is committed.

Although we have way to go, we see signs of improvements in all areas. Daily we lay foundation for the anticipated merger with Esmark which upon completion will allow us. We believe will allow us to access supplemental slab supplies, financial flexibility and expanded commercial opportunities.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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Jim Bouchard:	All right Tom than you very much. I think we’ve discussed and kind of laid out an accurate picture of the mounting challenges we faced in the first quarter. The steps we’ve taken over the past couple of months to align this Company’s assets, resources and the workforce within our vision, the new culture and the business plan objectives that we’ve set.

And our ambitious plans to move forward to revitalize this Company. We envision a much strong and agile Wheeling-Pitt in the months and years ahead. And with the entrepreneurial spirit we’re instilling and a proven business model that blends the mini-mill production assets at Wheeling-Pitt, combined with Esmark slab agreement, service center, its excellent converter division, finishing assets and down-stream Distribution Company that Esmark combines will create an excellent Company. When you look at the very large customer base we are assembling and the highly seasoned management team and sales force we have right now.

We believe we are trading a low cost production just in time to deliver a Company that will thrive in this rapidly consolidating industry. So we will continue down the path that we believe is the right one for our shareholders, our employees, our investors in the Ohio and Mountain Valley communities.

And we truly look forward to continuing a more candid and transparent, informative and informative dialogue with the investment and analyst communities who are critical to our long term success. I want to thank all of you today for joining us and look forward to any questions, Dennis.

Dennis Halpin:	Thanks Jim. Since we’re at about the 45 to 50 minute mark, why don’t we just start right in with the calls?

Dennis Halpin:	If the moderator there, can you just queue up the people for the calls please.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

Operator:	Thank you; the question and answer session will be conducted electronically. If you do wish to signal for a question, you may do so by pressing star one on your touch tone phone at this time. Again, that is star one on your touch tone phone to signal and if you are using a speakerphone, please make sure that your mute function is turned of to allow your signal to reach our equipment. We’ll come through the order that you signal and take as many questions as time permits. We’ll pause momentarily.

Our first question will come from Mark Parr, Key Bank Capital Markets.

Mark Parr:	Hello, good morning.

Jim Bouchard:	Hey Mark

Mark Parr:	Sorry to hear about your brother.

Jim Bouchard:	Thank you very much.

Mark Parr:	I just heard yesterday afternoon so.

Jim Bouchard:	Good kid, 39 years old and sweetest kid the whole world, good kid.

Mark Parr:	Yes, that’s never fun. I had a couple of questions. I was wondering if, it sounds as if your second quarter yes has been impacted by these unplanned outages. Do you have, you talked about, Paul talked about a positive EBITDA number for the second quarter. Is there any more color that you’d like to give on that?

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Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

And I’d also like to get an update on the commercial side just to get what’s your sense of the pricing environment is in the face of the lower scrap cost that we’re seeing emerge for May and June.

Jim Bouchard:	First of all the April’s going to be difficult when we lose 80,000 tons. So if you kind of back that out at its best earlier in January with its low production levels how bad impact to the Company. And April’s very similar to that. However, right now in May our EBITDA looks positive.

June obviously is now pulling back out very strong so we feel that we can make up for the April and be positive on EBITDA for the second quarter.

We have seen, obviously, steel prices go up over the quarter. They’ll be up quarter over quarter, but I’d say in the past couple of weeks we’ve seen some pricing pressure of about $10 a ton on hot roll, cool roll and galvanized products in the marketplace.

So the market just hasn’t, s not as strong as everybody had expected it to be, so there is slight pricing pressure but it’s very modest at best, and again, currently, as Tom discussed, the way we’re operating, Mark, we think that May’s going to be okay and the June’s actually going to be, June’s going to be a pretty good month.

Mark Parr:	Okay, terrific. If I could ask on follow up, could I, I understand that the Winner transaction was announced by the ((inaudible)) group. Just could you give us an update on your options there and what sort of cost would be associated with a 50 percent buy-in on the equity for Winner Steel?

Jim Bouchard:	Yes, I’m going to have, that’s an interesting, so I’m going to have Craig discuss that, Mark.

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Craig Bouchard:	Hi, Mark. I’ll make a comment on Winner. Going back to the company Wheeling ((inaudible)) S-4 process, keep in mind that the Winner Steel discussion here is an Esmark discussion, not Wheeling-Pitt, but let me navigate that for you a little bit.

Mark Parr:	I apologize for that.

Craig Bouchard:	No, that’s okay because it’s an understandable question. The Winner Steel acquisition by Esmark had a chance of interfering timing wise with prompt processing of the S-4 application by Wheeling-Pittsburgh Steel, and that’s because there’s a lot of Esmark information combined with Wheeling-Pittsburgh information in the S-4 process.

It’s the board of Wheeling-Pitt’s intention and it’s Jim’s and my intention to do everything to not complicate that S-4 SEC/shareholder voting process, so on the Esmark side it was decided to not close the Winner Steel transaction as the original letter of intent had stated.

The joint venture of ((inaudible)) executed the asset purchase agreement and is moving forward with the Winner Steel acquisition and Esmark acquired an option up to six months or at six months after the proposed closing of Winner Steel to acquire its 50 percent interest.

The cost for Esmark in doing that is simply the cost of reimbursing the ((inaudible)) for their cost of capital, as they financed the entire acquisition, so our steps here are very careful and mindful of the proper SEC process in not slowing down the merger process and that has driven the actions of all the companies involved.

Mark Parr:	Terrific! Thanks for all that color and for that help. I appreciate it.

Craig Bouchard:	You’re welcome.

WHEELING-PITTSBURGH CORPORATION

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Jim Bouchard:	Thanks, Mark.

Operator:	Our next question will come from Brett Levy with Jeffries and Company.

Brett Levy:	Hello?

Jim Bouchard:	Hi Brett.

Brett Levy:	Yes I wanted to ask, first off, about the notes. As part of the merger, you know, are you going to have to take out the five and six handle notes?

Craig Bouchard:	Brett, this is Craig. I’ll touch on that. I get all the tough financial questions. I save the really important strategic and commercial and operating questions for my better looking brother. I just handle the accountants, the lawyers, and the smart guys like you.

With the respect to the notes, there are a couple of issues with respect to the notes that I’ll just mention. One, there are some covenants in those notes that restrict the working capital that Wheeling, the amount of working capital borrowing that Wheeling-Pitt can enter into.

So to the extent that that working capital barrier is in place, we will attempt to do away with that, either by amendment, by waiver or by negotiation with those parties. To the extent that there isn’t any interference there, you know, we’ll proceed forward with those notes.

We are having a discussion internally about taking those notes out as a part of the overall recapitalization of the company. And it’s just one of those items that we’ll to here over the next couple of months. It’s not a high priority for us right now, but it’s something that we’re going to address as it comes up in our queue of financial items.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

Brett Levy:	OK. And, I mean, and this is just me being nitpicky. At the very beginning of the call you said that the second quarter would be profitable. And obviously I’m trying to back you into some sort of guidance, and I don’t know if that’s possible.

I think later in the call Paul said that you would guys would be EBITDA positive. And, you know, I guess I was wondering, when you said profitable, did you mean net-income profitable?

Craig Bouchard:	No, we’ll be EBITDA profitable.

Brett Levy:	OK. Just wanted to clarify and specify that. I mean, also, you guys have obviously done a lot on the workforce side of things, and, you know, can you talk a little bit about the total aggregate impact of the workforce initiatives in terms of your targets, and kind of when you think they’ll be phased in?

Craig Bouchard:	They’re being phased in right now, and will be completed here in the second quarter.

Brett Levy:	OK. And can you talk about the aggregate financial impact of that, or the targeted financial impact?

Craig Bouchard:	Yes. $9 million annually and that should, we’ll start seeing that kick in June, and full effect will start kicking in, in July.

Brett Levy:	Got it. All right. Those are my only two. I’ll hop back in the cue.

Craig Bouchard:	OK. Thanks, Brett.

Craig Bouchard:	Thanks, Brett.

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Moderator: Dennis Halpin

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Operator:	We go now to Stephen Abernathy with Abernathy Group.

Stephen Abernathy:	Gentlemen, my condolences and sorrow for your loss. As was said earlier, there are no words. So I just pass that on to you. Firstly, there are maybe basically two questions here.

The first is a comment and a question, and that is first of all I think all of the shareholders are thankful for the support of the shareholders that are stepping up to the plate and buying the converts and helping you with the liquidity crisis.

With that said the attending question with that is the remaining shareholders, of which we are one of many, are starting to get a little bit diluted. It’s starting to get to the point of, say, 25 percent or so of shares out, close to that.

At some point in the future – understanding that there are banking costs available, or, you know, attendant to that, is it possible that instead of just offering these converts or these short-term offerings to a few shareholders that it would be possible to offer it to everyone, or no?

Jim Bouchard:	Steve, it’s a great question. Thanks. And you’re not the only investor out there that has this on his or her mind. So I’m glad you asked the question. First of all, with respect to the converts, what we did was to, keeping in mind the constraints that we had, you know, we had a basket of indebtedness as a company that we could take on without just taking the money raised and handing it back to the banks under our agreements with the U.S. government, the companies’ agreements.

That basket is now exhausted so you should not expect more converts to be issued between now and the merger, OK, so that would be answer number of a number of items. Secondly, as you now, the proposed merger has rights offering attached to it.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

We very specifically structured that offering to benefit the existing investors of Wheeling-Pitt, such as your group and other investors like you. The stock that we will be offering to the existing investors at the rights offering is priced below the merger price, which of course is below the price at which the stock is trading in the market place right now. So that was our, and it’s a big rights offering, and below the converts.

Craig Bouchard:	And that’s also priced below the converts. So our, we are very mindful of being fair to the existing investors of the company. You know it’s on Jim and my mind nearly every day. You know the existing investors of Wheeling-Pitt have stuck with this company through very, very difficult times and through a lot of agony, and we understand and appreciate the importance of that.

So you know, I think, you know the rights offering is the best way we could express that in the proposed merger process. And then finally, another comment and this is one that I keep, you know, I keep repeating, but I’ll keep doing it because it’s so important for the investors of Wheeling-Pitt to understand this, you know Jim and I are not about fixing a broken down steel mill.

We’re about building one of the biggest and most successful steel companies in the world. You know our plan is a long term plan. So the foundation that we lay on the investors side, is one that we anticipate supporting a much larger platform.

So you know, while there is some dilution that’s gone on to allow the company to get to the merger and to get to the next layer of things that we’re going to do, you know, we do—we specialize in our prior Wheeling-Pitt life, in a creed of merger and acquisition activity.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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And so you will, eventually as a share holder of Wheeling Pittsburgh Steel benefit by the accretive types of things that we do. We had dilution. Remember we’re shareholders too, so.

James Bouchard:	And everything we do is accretive. We are looking at acquisitions today that are accretive, that are addressing weaknesses and strengths inside of the company, and then going forward, we will have, you know, the right amount of debt to keep on the company and not keep taking in equity and keep a good manageable amount of debt on the company and—as we grow this thing.

We’ll keep the leverage inside of the company as we grow it, so it will be best for the shareholders. If we weren’t block and tackled by all these government and the web that the financial web between the long term and a short term debt, we probably could have taken some other measures.

So again, we did that in the short term to get the company foundation ready, and, but going forward, as we grow this company, and I can tell you we are going to grow the company, we will keep the right leverage in there for the share holders, I promise you that.

Craig Bouchard:	Remember these convertible notes are being made at a time when Wheeling-Pitt hasn’t made money for a long time, and they’re unsecured, so…

James Bouchard:	At six percent.

Craig Bouchard:	At six percent coupons. So you know, we’ve don our absolute best there with respect to getting the money in the company to allow us to make it to the merger in good form, you know with as little dilution as we could engineer.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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Stephen Abernathy:	Thank you gentlemen and with all that said, the second intended question sort of is, now with the S-4 having not been filed before Q1’s sort of filing or the Q’s filing, can you give me and I know that no one has a crystal ball. But can you give me a best guess, a reasonably conservative estimate for the plans moving forward.

And how meaning are there acquisitions that you guys are so interested that you might, that might take place before the closing of the deal? Just as a for instance or if the closing of the deal is the top priority, what is the time frame that you I guess are now readjusting.

Craig Bouchard:	The closing of the deal on the merger of the Company is the number one priority for the Company. So we will get that completed first. And as I’ve been going forward we’re looking at short and long term assets that will make the Company stronger, that’s our job to continue to do that. But we are not going to do anything until we get this merger completed.

But our strategic process, it will never come to a grinding halt. It will go forward and it will move. And we will find ways to grow this Company profitability and accretive to the shareholders. That will be ongoing. But the merger is number one. We are, everybody is focused on the merger and fixing the production problems at Wheeling-Pitt.

And on the Esmark side, Esmark is having, expect to have an excellent second quarter and had a good first quarter. And so that side of the house looks pretty good.

Stephen Abernathy:	The timing, is September or earlier a reasonable possibility now?

Craig Bouchard:	We want, it better be earlier than that.

Jim Bouchard:	Our hope is by late July to complete the merger. As everybody knows when you have the SEC and shareholder and comments and all these things that have to happen, it could be delayed a few weeks, it could be delayed longer potentially. But we’re very hopeful for end July or August.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

Stephen Abernathy:	And sorry, the last question is when can you start receiving or soliciting shareholder consent?

Jim Bouchard:	We have to get through the SEC process and then that begins a six week process start to finish for shareholder vote of the proposal.

Stephen Abernathy:	Thanks gentlemen.

Jim Bouchard:	Thank you

Craig Bouchard:	Thanks Steve.

Operator:	And before moving to our next question, I would like to remind our audience that that is star one on your touch tone phone to signal for any questions. Star one at this time.

We’ll go now to (Michael Dershowitz) with ((inaudible)) Advisors.

(Michael Dershowitz):	Thanks a lot guys. You said that the order book was disastrous. Can you compare and contrast on the Company’s marketing strategy before and after the merger.

Jim Bouchard:	Yes, I think we got into Wheeling-Pitt, a couple things. Wheeling-Pitt had a very small service center order book of their top 25 customers. They had one service center. As you know with the products that Wheeling-Pitt produces all of those can go into these service center network, Wheeling-Pitt had concentrated a lot of their efforts in the pipe and tube and converter markets.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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Luckily we’ve shifted that around and we’ve engaged and broadened the service center base quite dramatically. And again almost all of that is outside of Esmark. That’s when the service center community. The reason why that was important is you see pipe and tube imports especially for structural tubing products has gone from 1 million to 4 million tons from China alone.

So you’re seeing a lot of finished product coming on the market which is putting a lot of pressure on the pipe and tube converters. So luckily we’re not getting a lot of backlash and that since we’ve been able to diversify that. If we hadn’t diversified that our order book would not be as strong as it is.

Additionally we have moved to more of a blue chip type of service center base. Our payables for example Company-wide have come down; our Receivables have come down Company-wide to about 32 days. Which from a mill side of the business is outstanding so I think it’s a reflection of the type of customer base we’ve put in.

They’re good, they’re blue chip, they pay their bills. And we’ve been able to diversify our product mix, move a little wider. When we came into Wheeling-Pitt even though it’s got and 80 and charge strip mill. Through its customer base its average width was about 46 inches. So it’s getting up a lot of productivity and a lot of cost related issues to that.

As Tom Modrowski mentioned, we’re now going wider and then at Allenport we’ve extended to 48.5 wide which will also free up some capacity, and the more we can go wider at any of our facilities, that backs into the hard strip mill all the way to the re-heats. And it’s good for the Company. So we’ve expanded our customer base, we’ve targeted more service centers and small OEM’s.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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And reduced our pipe and tube side on a percentage basis inside of the Company and so we’ve been successful. And that’s why we had such a strong March order book. In April obviously with the production cuts we’ve made. We actually went out onto the outside and purchased some hot roll on the outside and shipped that directly to Allenport, our cold rolling facility.

So we can continue to service some of our products on time. And again our May and June order book looks pretty strong at this point in time. And so that’s, anything else you would like to hear other than that?

(Michael Dershowitz):	No, detail is great thank you. I have a further question I guess.

Jim Bouchard:	Sure

(Michael Dershowitz):	It’s kind of a big picture. For the shareholders can you go over what the benefits are of the Esmark merger in general?

Jim Bouchard:	I mean they’re significant. One first of all, Esmark has the slab agreement, Wheeling-Pitt doesn’t have today and that’s a very competitive slab agreement. And so until the merger we can’t access that slab agreement. That’s very frustrating. And even though we’re on both sides of the, we have these dual hats on from the Wheeling-Pitt side it’s very frustrating.

Secondly, we add a tremendous amount of liquidity to the Company and then we also free up the working capital that we talked about that’s basically blocked inside of the Company. That gives us a lot financial flexibility. For example if we had that flexibility we would have been able to manage our scrap position much better, would not have had the more dramatic effect that we’ve had.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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It would change our whole purchasing strategy on scrap. It would be a little bit, more similar to our EAF competitors and we would have been able to balance the scrap surges and not purchasing so much into the spot market as we had. We’d be able to put a good 30 days of scrap down on the ground versus about five days in flow.

Additionally Wheeling-Pitt pays cash advance on a lot this, on scrap and other issues that would free up. On the purchasing side we believe once the Esmark merger happens that on the purchasing side for example we can pick significant savings on our purchasing side. Because a lot of people at Wheeling-Pitt in the past have been burned on the bankruptcies, two they’ve been getting paid in 60 plus days.

And when the financial flexibilities there to pay all those vendors in 30 days and on time and have the financial flexibility there, we believe we can blow our purchasing cost down. Because our purchasing department has not had the leverage to accomplish that and the other issue is Esmark has a significant customer base of over a couple thousand customers that diversify our mix, our breadth and our strength.

Esmark doesn’t have any one customer that’s more than one or two percent of the Company. Well it diversifies it out into the heartland and Esmark in the second quarter is expected to make about $12 million of EBITDA in the second quarter. So you’re adding in not only liquidity position but you’re adding a hell of a lot of profitability into the Company also.

So it just really changes the complexion of the company, it give our managers – instead of being reactive – the ability to run a steel company that most of our managers are accustomed to running, and to give our guys in our financing departments some flexibility to manage the company better, that they haven’t had for the you know, past five years.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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So there are tremendous, tremendous – across all disciplines in the company – advantages of when the Esmark merger happens.

(Michael Dershowitz):	All right, thanks. Good. Just to go over that, just to review. A follow-up question fast, I guess, on the CBA process. Can you give us an update on the CBA and what, you know, the benefits are for the shareholder base?

Jim Bouchard:	I should have added that in. Again, Esmark negotiated the new CBA, so the new CBA is not in place until the merger and I’ll have Craig discuss some of the attributes of that.

Craig Bouchard:	Yes, without getting too complex, we, you know, took the existing Wheeling-Pitt collective bargaining agreement and renegotiated that from start to finish with the steelworkers actually very early in the proxy contest. So that was completed quite some time ago.

It will go to ratification of the workers just shortly prior to the merger. But it was, you know, well documented, well negotiated, and is a document both the United Steelworkers and Esmark are very happy with.

It also deals with our service center component. And so, you know, the principle components that I think I would mention here for the shareholders’ benefit are that it allows Wheeling-Pitt to import a large quantity of slabs that we can run through the hot strip mill.

As you know, most American mills are highly restricted in their ability to import foreign slabs. The steel workers recognize the importance of this to Wheeling-Pitt as a company, and have given us very strong cooperation in that respect.

Secondly, you know, historically coming out of the bankruptcy, the steelworkers had a very large profit-sharing component in the existing Wheeling-Pitt collective bargaining agreement. That profit share in the event that Wheeling-Pitt had made a lot of money would have sent a lot of it back the union’s way.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

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We needed in our negotiation to have the steelworkers cooperate with us and lower that overall profit-sharing component at Wheeling-Pitt. In return for doing that we put profit sharing in from Esmark to make up the balance so that the steelworkers and the VEBA Trust, et cetera, weren’t too damaged in the process.

So the Esmark shareholders, in essence, paid a price here to make the return for Wheeling-Pittsburgh shareholders stronger in the future. That was all part of the collective negotiation between all he parties. But from the position of a Wheeling-Pitt shareholder it’s a material reduction in what the historical profit-share component has been.

And so, you know, those things along with work rules, and a number of things where the steelworkers just actively stepped in to help us create a company that could become profitable is a major, major asset that Esmark brings to the merger.

And I think, you know, we say it many times; I’ll say it one more time in conclusion to your question. You know, we don’t have a labor union that we tell, you know, what to do at Wheeling-Pitt. We have a partner. And that partner is a very strong one, and a very smart one, and they’re helping us remake this company, and we’re very appreciative of it.

Operator:	Our next question comes from (Jacob Mueller) with AYM Capital.

(Jacob Mueller):	My condolences on the loss of your brother.

Craig Bouchard:	Thanks, (Jacob).

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Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

(Jacob Mueller):	The slab agreement that you have currently arranged for imports, you know, considering how these slabs worldwide are pretty much rising on an export basis, plus the recent surge in freight rates, how does that compare, you know, as opposed to running your own slabs, or?

Jim Bouchard:	That’s an excellent question. As you know, I think Tom brought up, or we brought up a little bit in the presentation. Tom touched on it. Again in January we were running like a net 1.4 million run rate through the caster, (Jacob), and then in March we peaked and are running at capacity of 2.8.

That’s all the Wheeling Pitt caster can do, and so the hot strip mill can run 3.4 to 3.5. In March, when we had our excellent March, we were running at a 3.4 rate for a good percentage of the month over the hot strip mill, and the hot strip mill guys, again, John Goodwin and the union did a phenomenal job on restructuring the hot strip mill with the working teams.

Those guys were begging for slabs, so we don’t think we’ve even pushed this thing yet, so anyway, to get to your point, we can only make 2.8 million tons of slabs at Wheeling Pitt and we have 3.4 sitting there so we could not get, if we could have our access to those slabs under the agreement, we would have been able to drive our variable costs down through the company, especially the hot strip mill.

Obviously we increased our revenue number quite nicely and so it is a significant, you know, event for the company, not having availability of those slabs.

(Jacob Mueller):	Is there any domestic slab availability?

Jim Bouchard:	We went to everybody to try to get some slab availability, and could not. We could get hot roll availability. Again, we went out and did some things like the ((inaudible)) and used that as a converter operation, but we could not get the domestic slabs in.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

Everybody who was pulling down capacity at that point in time and rebalancing their facilities, and if you look at actual slabs, there were more slabs coming into the country on an import basis than were, when obviously they weren’t available domestically.

At the same time, the slab market in the first quarter was operating north of $500 a ton delivered into Philly.

(Jacob Mueller):	Turning a little bit to the overall steel market, you know, as far as service center inventories, I mean, some of you guys are more plugged into that industry generally than most out there. Do you think those will continue to trend down based on lower imports and we’ll see more of a supply squeeze, or obviously demand is not that great, but it seems the supply side is rather constrained in the current environment with worldwide prices being at or higher than what we’ve got over here.

So how do you, you know, what do you think the impact of that is going to be, you know, probably over the rest of the year or perhaps a little bit further out?

Jim Bouchard:	Well, right now the service centers should be having excellent shipments in the second quarter, and the second quarter is traditionally a very good quarter for the producers as well as the service centers.

Service center shipments are down probably a good 10 percent, so you can cut that number in half with some of the OEM and inventory adjustments, but overall demand is off anywhere between five and ten percent and in traditionally a very good quarter, so that’s concerning.

Then to get to your question, you saw service center inventories come down to 3.3 months, and I think most service centers felt t hat the market was going to get very tight due to no imports

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

coming in of finished good products, or very few imports coming in on finished good products and have rebuilt their order book a little bit, so I think what you’ll see is June it should have come down from three months to 2.8 months.

I actually think when June’s announced in July or August that you’ll actually see the service center number go up, which is unfortunate because I think some service centers felt that the market was going to tighten. I think the mills felt the market was going to tighten.

That’s just not the case, and if you look around the horn today, the order book at the minis and the integrateds are not as strong as everybody had expected, so again, from the producers’ side and the service center side it’s weaker than most people had anticipated, and so I don’t think you’re going to see service center inventories come down much further, not—I’d probably be in the minority by actually thinking they’re going to jump up a little bit.

(Jacob Mueller):	OK. Thank you very much.

Jim Bouchard:	Hey, (Jacob) thanks.

Operator:	And at this time, we have no further questions standing by. I’d like to turn the conference back to Mr. Halpin for any closing remarks.

Dennis Halpin:	Thanks, (Millicent). Jim and Craig, let me just start by saying, while you’re not here with us physically today at the call, we still feel very close to you guys in spirit and hope to see you soon, and for the rest of the people on the call, thanks to you for joining us today and stay tuned. Hope to see you again next quarter.

Jim Bouchard:	Thank you.

WHEELING-PITTSBURGH CORPORATION

Moderator: Dennis Halpin

05-11-07/10:00 a.m. CT

Confirmation # 8658746

Operator:	Thank you, everyone, for your participation on today’s conference. You may disconnect at this time

END

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The foregoing is a transcript of the May 11, 2007 conference call of Wheeling-Pittsburgh Corporation (the “Company”). While efforts are made to provide an accurate transcription, the transcript may contain typographical mistakes, inaudible statements, errors, omissions or inaccuracies. The Company believes that none of these inaccuracies are material.

In connection with the proposed merger transaction between the Company and Esmark Incorporated (“Esmark”), Clayton Acquisition Corporation (“New Esmark”) has filed a registration statement on Form S-4 and related preliminary proxy statement/prospectus with the SEC. Stockholders of the Company and Esmark are urged to read the registration statement, preliminary proxy statement/prospectus and any other relevant documents, including the definitive proxy statement/prospectus, filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information, including information on the proposed transaction as well as participants and their interests in the Company and Esmark. Stockholders are able to obtain a free copy of the registration statement and related preliminary proxy statement/prospectus, as well as other filings containing information about the Company and Esmark, at the SEC’s website at www.sec.gov. Copies of the registration statement and any other relevant documents filed with the SEC, including the definitive proxy statement/prospectus when available, may also be obtained free of charge by directing a request to Investor Relations, Wheeling-Pittsburgh Corporation, 304-234-2421.

New Esmark, the Company, Esmark and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the participants in the proxy solicitation and their respective interests is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (filed with the SEC on March 30, 2007 as amended by Form 10-K/A filed April 30, 2007), the registration statement and related preliminary proxy statement/prospectus regarding the proposed transaction and will be included in the definitive proxy statement/prospectus to be filed with the SEC regarding the proposed transaction. This communication shall not constitute an offer or any securities for sale.